As filed with the Securities and Exchange Commission on May 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMTC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	98-0197680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7050 Woodbine Ave., Suite 300

Markham, Ontario, Canada L3R 4G8

(Address of principal executive offices, including zip code)

SMTC CORPORATION 2019 INCENTIVE PLAN

(Full title of the plan)

Edward Smith

President and Chief Executive Officer

SMTC Corporation

7050 Woodbine Ave., Suite 300

Markham, Ontario, Canada L3R 4G8

(905) 479-1810

 (Name, address and telephone number, including area code, of agent for service)

Copies to:

David J. Katz Perkins Coie LLP 1888 Century Park East, Suite 1700 Los Angeles, California 90067-1721 (310) 788-9900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	3,000,000 (2)	$3.73	$11,190,000	$1,356.23

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers any additional shares of common stock of SMTC Corporation (the “Registrant”) that may become issuable under the Registrant’s 2019 Incentive Plan (the “2019 Plan”), as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)	Represents shares of common stock reserved for issuance under the 2019 Plan as of the date of this Registration Statement.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. Pursuant to Rule 457(c), the price per share and aggregate offering price are based upon the average of the reported high and low prices for the shares on NASDAQ composite reporting system on May 7, 2019.

PART I

Information Required in the Section 10(a) Prospectus

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2019 Plan covered by this registration statement (this “Registration Statement”) as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

SMTC Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)     the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, filed on March 15, 2019;

(b)     the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 9, 2019;

(c)     the Registrant's Current Reports on Form 8-K and Form 8-K/A filed on January 22, 2019, February 1, 2019, March 15, 2019 and April 4, 2019; and

(d)     the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 000-31051) filed on July 18, 2000, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation in a derivative action), if the party acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and Section 145 of the DGCL requires court approval before there can be any indemnification where the party seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Fifth Amended and Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of officers and directors for monetary damages for their conduct as an officer or director.

The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in such capacities on behalf of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the offer and sale of the shares of Common Stock of SMTC Corporation being registered

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of RSM US LLP, Independent Auditor

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	SMTC Corporation 2019 Incentive Plan (incorporated by reference to the Definitive Notice and Proxy Statement on Form DEF14A filed with the Commission on March 27, 2019) (File No. 000-31051)

Item 9.	Undertakings

     (a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 13, 2019.

SMTC CORPORATION

By:	/s/ Edward Smith
Name:	Edward Smith
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward Smith and Steven M. Waszak, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in any and all capacities, to sign any amendments (including any post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 13, 2019.

Signature	Title

/s/ Edward Smith	President and Chief Executive Officer and Director
Edward Smith	(Principal Executive Officer)

/s/ Steven M. Waszak	Chief Financial Officer
Steven M. Waszak	(Principal Financial and Accounting Officer)

/s/ Clarke H. Bailey	Chair of the Board of Directors
Clarke H. Bailey

/s/ David Sandberg	Director
David Sandberg

/s/ Frederick Wasserman	Director
Frederick Wasserman

/s/ J. Randall Waterfield	Director
J. Randall Waterfield

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